For Immediate Release

Pomeroy to be Acquired for $5.02 per Share

HEBRON, Kentucky, May 20, 2009 – Pomeroy IT Solutions Inc. (NASDAQ: PMRY), an information technology ("IT") solutions provider, announced today that it has entered into a definitive merger agreement to be acquired by Hebron LLC, a holding company owned by David B. Pomeroy, II, a director of the Company and its founder (the “Agreement”).   Mr. Pomeroy is the beneficial owner of approximately 20% of the outstanding shares of the Company’s common stock. Under the terms of the Agreement, Hebron LLC will acquire all of the outstanding common stock of the Company not owned by Mr. Pomeroy and his wife for $5.02 per share.  The offer represents a 30%  premium over the May 19, 2009, closing price of $3.86, and a 41% premium over the last month average closing price of $3.55.

The Company’s Board of Directors, acting upon the unanimous recommendation of a Special Committee composed solely of directors unrelated to Hebron LLC or Mr. Pomeroy, approved the Agreement and resolved to recommend that the Company’s stockholders vote to adopt and approve the Agreement.

"We believe this transaction provides the greatest likelihood for achieving the highest value for the Company’s stockholders, and that this is also in the best interests of our customers, partners and employees.  The added flexibility of being a private company will help us to focus on supporting our customers with the highest levels of service that they have come to expect,” said Christopher C. Froman, Pomeroy’s President and CEO.

“After an extensive review of strategic alternatives with Company management and our financial advisors, we determined this all cash sale of the Company to Dave Pomeroy is in the best interests of the Company’s stockholders,” said Debbie Tibey, the Chairwoman of the Special Committee.

The transaction, which is expected to close in the third quarter of 2009, is subject to approval of the Agreement by the holders of a majority of the Company’s outstanding common stock and other customary closing conditions.  The Agreement also contains a “go-shop” provision under which the Special Committee, with the assistance of its independent advisors, has the right to solicit superior acquisition proposals from third parties through June 7, 2009.  The Company does not intend to disclose any developments with respect to this solicitation process unless or until the Special Committee has made a decision with respect to any superior proposals it may receive.  No assurances can be given that the solicitation of superior proposals will result in an alternative transaction.

Houlihan Lokey is serving as the exclusive financial advisor to the Special Committee of the Board of Directors on the transaction.

Sheppard, Mullin, Richter & Hampton LLP is serving as legal advisor to the Special Committee of the Company’s Board of Directors in connection with the transaction.

Further Information About the Transaction

In connection with the proposed merger, we plan to file a proxy statement with the Securities and Exchange Commission ("SEC"). INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to our stockholders. Investors and stockholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by us with the SEC, at the SEC's web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and our other filings with the SEC may also be obtained from us. Free copies of our filings may be obtained by directing a request to Pomeroy IT Solutions, Inc., 1020 Petersburg Road, Hebron, KY 41048, Attention: Secretary.

The Company and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be "participants" in the solicitation of proxies from our shareholders with respect to the proposed merger. Information regarding the persons who may be considered "participants" in the solicitation of proxies will be set forth in our proxy statement relating to the proposed merger when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of our common stock as of April 6, 2009 is also set forth in our proxy statement for our 2009 annual meeting of stockholders, which was filed with the SEC on April 23, 2009. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the proposed merger, and all other statements in this press release other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, each of which is qualified in its entirety by reference to the following cautionary statements. Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments, in particular, whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: any conditions imposed on the parties in connection with consummation of the transactions described herein; approval of the merger by our stockholders; satisfaction of various other conditions to the closing of the transactions described herein; and the risks that are described from time to time in our reports filed with the SEC, including our Annual Report on Form 10–K for the year ended January 5, 2009 and our Quarterly Report on Form 10-Q for the quarter ended April 5, 2009. This press release speaks only as of its date, and we disclaim any duty to update the information herein.

About Pomeroy IT Solutions, Inc.
Pomeroy IT Solutions, Inc. is a leading provider of IT infrastructure solutions focused on enterprise, network and end-user technologies.  Leveraging its core competencies in IT Outsourcing and Professional Services, Pomeroy delivers consulting, deployment, operational, staffing and product sourcing solutions through the disciplines of Six-Sigma, program and project management, and industry best practices.  Pomeroy's consultative approach and adaptive methodology enables Fortune 2000 corporations, government entities, and mid-market clients to realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability.  For more information, go to www.pomeroy.com.

Contact:
Christopher C. Froman, President & CEO
(859) 586-0600 x1419
cfroman@pomeroy.com